Pricing Supplement dated January 23, 1997                         Rule 424(b)(2)
(To Prospectus dated December 2, 1994 and                      File No. 33-56195
Prospectus Supplement dated December 2, 1994)

                                KIRBY CORPORATION
                          Medium-Term Notes--Fixed Rate


Principal Amount: $ 50,000,000            Interest Rate: 7.05%

Agent's Discount or Commission:           Stated Maturity Date: January 29, 2002
 .500% of principal amount
                                          Original Issue Date: January 29, 1997
Net Proceeds to Issuer: $ 49,750,000
================================================================================

Interest Payment Dates: April 15 and October 15

Redemption:
         |X|     The Notes cannot be redeemed prior to the Stated Maturity Date.

         |_|     The Notes may be redeemed prior to Stated Maturity Date.
                  Initial Redemption Date:
                  Initial Redemption Percentage: ____%
                  Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
         |X|     The Notes cannot be repaid prior to the Stated Maturity Date.
         |_| The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                  Optional Repayment Date(s):
                  Repayment Price: ___%


Currency:
         Specified Currency: U.S.. Dollars
         (If other than U.S. dollars, see attached)
         Minimum Denominations:
         (Applicable only if Specified Currency is other than U.S. dollars)


Original Issue Discount:   |_|   Yes        |X|   No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    |X|   Book-Entry                   |_|   Certificated


Agent:   |X|   Merrill Lynch & Co. and Salomon Brothers Inc

Agents acting in the capacity as indicated below:


         |_|   Agent                        |X|        Principal

If as principal:
         |X| The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         |_|      The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:
                  The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

Other Provisions:
         None.

CORPDAL:60823.1 13085-00064